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                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

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                                  FORM 15
       CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
          SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
      SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                 OF THE SECURITIES AND EXCHANGE ACT OF 1934

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                      Commission file number:  0-770


                         ADVANCE ROSS CORPORATION
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          (Exact Name of Registrant as Specified in its Charter)

                      233 South Wacker Drive, Suite
                        Chicago, Ilinois 60606-6502
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 (Address, Including Zip Code, and Telephone Number, Including Area Code,
               of Registrant's Principal Executive Offices)

                       Common Stock, $.01 par value
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         (Title of Each Class of Securities Covered by this Form)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)           [x]      Rule 12h-3(b)(1)(i)          [_]

Rule 12g-4(a)(1)(ii)          [_]      Rule 12h-3(b)(1)(ii)         [_]

Rule 12g-4(a)(2)(i)           [_]      Rule 12h-3(b)(2)(i)          [_]

Rule 12g-4(a)(2)(ii)          [_]      Rule 12h-3(b)(2)(ii)         [_]

                                       Rule 15d-6                   [_]


Approximate number of holders of record as of the certification date: One
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Pursuant to the requirements of the Securities Exchange Act of 1934,
Advance Ross Corporation has caused this certification/notice to be signed
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on its behalf by the undersigned duly authorized person.


Date: January 24, 1995                 By: /s/ Randy Joseph
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                                       Name: Randy Joseph
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                                       Title: Vice President
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Instructions: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the
General Rules and Regulations under the Securities Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.